January 17, 2000



Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for The Idaho Company and, under date of March 12, 1999, we reported on the financial statements of The Idaho Company as of December 31, 1998 and 1997, and for each of the years in the three-year prior ended December 31, 1998. On November 8, 1999, our appointment as principal accountants was terminated. We have read The Idaho Company's statements included under Item 4 of its Form 8-K dated January 5, 2000, and we agree with such statements.

Very truly yours,


/s/  KPMG LLP